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                                 Exhibit 10.46

                            ASSETS PURCHASE AGREEMENT

          The parties to this Assets Purchase Agreement, dated January 2, 2007, are THE KEMPER COMPANY, an Oregon corporation ("Purchaser"), and PYRAMID BREWERIES INC., a Washington corporation ("Seller")

                                    RECITALS:

          A. Seller owns the Thomas Kemper trademarks identified on Exhibit A (the "Marks") which it has used to develop carbonated soft drinks for sale to wholesale customers under the Thomas Kemper Soda brand names (the "Branded Products"). Seller wishes to sell the Marks and all related intangible rights related to the Branded Products to Purchaser, together with the related assets referenced in Section 1 below.

          B. Purchaser wishes to purchase all such assets as more particularly identified in Section 1 below upon the terms and conditions stated in this Agreement.

          In consideration of the premises and the representations, warranties and covenants contained herein, the parties agree as follows:

     1. Sale of Assets.

          1.1 Sale of Assets. On the Closing Date (as defined in Section 3.1) Seller shall sell, convey, transfer and deliver to Purchaser, free of all liens and encumbrances except those accepted by Purchaser pursuant to the express terms of this Agreement, and Purchaser shall purchase and accept from Seller, the following tangible and intangible properties and assets:

               (a) the Marks, which include all trademarks for Thomas Kemper including marks for that name for malt beverage products (other than WEIZEN BERRY), all related designs and logos, all formulas and recipes related to Thomas Kemper sodas, and all intangible assets and rights held by the Seller with respect to the Branded Products and the business conducted with such assets by Seller prior to the date hereof, including without limitation all rights to all domain names, and related design and coding for the Thomas Kemper sodas website;.

               (b) all finished goods inventories of the Branded Products to be listed on the inventory schedule prepared pursuant to Section 2.3 below (the "Inventories") including the pallets on which the Inventories are stored in the warehouse;

               (c) the vehicles described on Schedule 1.1(c) together with the quantities of soda kegs (including related deposits and liabilities to be itemized as provided herein) and coolers identified on such Schedule.

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               (d) all point of sale and other sales materials owned by Seller related to the business conducted with the Branded Products, plus all supplies in the form of cups, apparel, and merchandising items owned by Seller or located on Seller's premises or warehouses on the Closing Date and used in the Branded Products business;

               (e) all of Seller's contract rights with respect to the distribution contracts listed on Schedule 2 as referenced in Section 3.2 below (the "Assumed Contracts"), subject to any rights of or restrictions on assignment contained therein;

               (f) all customer lists, files, books and records, or copies thereof, including computerized data of Seller, related exclusively to the Marks or the sale of Branded Products; and

               (g) Seller's common law rights to the name Thomas Kemper.

The rights and assets, tangible and intangible, to be transferred to Purchaser as detailed above are sometimes referred to in this Agreement as the "Assets." The Assets do not include Seller's cash, accounts receivable, production equipment or claims against any third party relating to the Branded Products business prior to the Closing, and such assets are referred to herein as the Excluded Assets.

          1.2 No Assumption of Liabilities. Purchaser shall not assume any payables or liabilities whatsoever of the Seller related to the Marks or the Branded Products or the business previously conducted with such assets, except for the liabilities which have been itemized and listed on Schedule 1.2, such deposit liability being referred to herein as the Assumed Liabilities. Seller expressly retains and agrees to satisfy all other Seller liabilities and obligations related to the Assets being sold hereunder or the business previously conducted with the Assets by Seller prior to Closing other than the Assumed Liabilities.

          1.3 Instruments of Conveyance and Transfer. On the Closing Date, Seller shall deliver to Purchaser such trademarks assignments, bills of sale, and other good and sufficient instruments of conveyance and assignment, including satisfactions, releases and terminations of prior financing statements, which shall be reasonably satisfactory in form and substance to Purchaser and its counsel, as shall be effective to vest in Purchaser all of Seller's right, title and interest in and to the Assets. Simultaneously with and after such delivery, Seller will take all additional steps as may be necessary to put Purchaser in possession and operating control of the Assets. The Assets shall be transferred to Purchaser free and clear of any and all liens, encumbrances, conditions and restrictions, except as expressly otherwise provided herein.

          1.4 Further Assurances and Cooperation. Subsequent to the Closing Date, Seller will make available to Purchaser upon reasonable written request and at Purchaser's expense any records, documents or data not included in the records sold to Purchaser hereunder but which are retained by it and relate to the Assets, or copies of such items, and will execute and deliver from time to time at the reasonable request of Purchaser all such further instruments of conveyance, assignments and other documents and assurances as may be required in order to more effectively vest in and confirm to Purchaser full and complete title to, and the right to use and enjoy, the Assets. Purchaser shall make available to Seller all records of Seller acquired by Purchaser, or


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copies of such records, as may be reasonably requested to permit Seller to make all necessary post-Closing regulatory filings and final determinations of tax liability.

          1.5 Consents of Third Parties. Nothing in this Agreement shall be construed as an attempt to assign any contract, license, claim or other right, or any benefit arising thereunder, if an attempted assignment thereof, without the consent of a third party, would constitute a breach thereof or would impair the rights of Seller or Purchaser with respect thereto so that Purchaser would not in fact receive all such rights. Seller covenants not to take any action designed to impair Purchaser's ability to do business with any such third parties.

     2. Consideration for Transfer of Seller's Assets.

          2.1 Purchase Price. The base purchase price ("Base Purchase Price") to be paid by Purchaser for the Assets to be transferred hereunder, excluding the Inventories, shall be the sum of $3.1 million. The Base Purchase Price shall be allocated among the Assets in the manner set forth on Schedule 2.1 to be attached to this Agreement at Closing.

          2.2 Payment of Base Purchase Price. The Base Purchase Price shall be paid 90% by Purchaser in immediately available funds at Closing and 10% into the escrow account referenced in Section 7.10 below.

          2.3 Inventories. Seller and Purchaser will conduct a joint inventory of the Inventories as of the close of business the date immediately preceding the Closing Date. The joint inventory will be jointly prepared, priced (based on Seller's raw materials costs and Tolling Fee charges as described in the Production and Supply Agreement referred to in Section 7.9 below minus 1.5% which Seller represents is the average rate of product returns from the trade), signed by Purchaser and Seller and attached to this Agreement at Closing as
Schedule 2.3. The price for the Inventories as so calculated (the "Inventory Purchase Price") will be paid in full at Closing. Nonsalable inventories (which will include any inventories aged more than 120 days from the production date, discontinued items and any inventories which are damaged or for any reason are either not fit for consumption or salable in the ordinary course of business) will be excluded from the Inventory purchased hereunder. With respect to product delivered to the trade by Seller prior to Closing, product in excess of $10,000 in credit return value which is returned by the trade at any time after the Closing will be accepted for credit by Purchaser for the account of such customers and the amount so credited will be netted against amounts payable under the Production and Supply Agreement.

     3. Closing and Schedules.

          3.1 Closing. The closing of the transactions provided for in this Agreement (the "Closing") shall, unless an earlier date or another place is agreed upon in writing by the parties hereto, take place at such location as the parties may agree on January 2, 2007 or such other date as the parties may mutually agree upon (the "Closing Date"). Unless otherwise agreed by the parties at Closing, the Closing and the transfer of the Assets sold hereunder, and the business related thereto, will be deemed to have been effective as of the close of the business day of January 1, 2007.


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          3.2 Schedules. Simultaneous with the execution hereof, Seller shall deliver to Purchaser the following Schedules which shall set forth the following information:

               (a) As Schedule 1.1(c), a list of all assets listed in Section 1.1(c) above.

               (b) As Schedule 2, a list of all distribution contracts and other agreements to which the Assets are subject or which are material to the Branded Products business conducted by Seller.

               (c) As Schedule 3, a list of all licenses and permits and other governmental approvals material to the production and sale of the Branded Products.

               (d) As Schedule 4, a list of any pending litigation applicable to the Assets.

The above Schedules and the other Schedules elsewhere referenced in this Agreement, including the Disclosure Schedules referenced in Section 4 below, shall be attached to this Agreement and made a part hereof.

     4. Representations and Warranties of Seller.

          Except as otherwise disclosed in any Disclosure Schedule to be delivered prior to execution of and attached to this Agreement and numbered to correspond to the following sections, Seller represents and warrants to Purchaser as follows:

          4.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

          4.2 Authority Relative to Agreement. Seller has requisite corporate power to execute and deliver this Agreement and to convey, transfer and assign the Assets described herein and perform its obligations hereunder. Seller's Board of Directors has taken all actions required by law, its Articles of Incorporation and Bylaws or otherwise to authorize the execution, delivery and performance of this Agreement. This Agreement is the valid and legally binding obligation of Seller enforceable in accordance with its terms, subject to laws of general application relating to creditors' rights and remedies and to general principles of equity.

          4.3 Effect of Agreement. Except as set forth in Disclosure Schedule
4.3 no consents or approvals are required from any third party in connection with the execution and consummation of this Agreement by Seller. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not result in the breach of any term or provision of, or constitute a default under, any provision or restriction of any note, mortgage, indenture, agreement, license or other instrument, or of any judgment, order or decree, rule or regulation of any court or administrative agency to which Seller is a party or by which it or any of the Assets is bound, nor will it conflict with the provisions of the Articles of Incorporation or


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Bylaws of Seller, or to the best of Seller's knowledge violate any statute, license or regulation of any governmental authority.

          4.4 Financial Information. Attached hereto as Disclosure Schedule 4.4 is a true, complete and accurate record of all sales by customer of the Branded Products for each of the calendar years 2004 and 2005, which includes revenue and units by sku, and comparable information for the nine months ended September 30, 2006, and gross profit reports (including revenue discounts) for such periods for all Branded Product sales. All such information is true and complete in all material respects, and fairly presents in all material respects the information presented for the periods indicated. Seller has also provided financial information to Purchaser in the form of Exhibits C-1 and D to the Supply Agreement referenced in Section 7.9 below. The costs reflected in Exhibits C-1 and D are based on Seller's actual costs incurred in 2006, suppliers' quoted prices for certain raw material supplies in 2007, and good-faith estimates as to other costs. To the best of Seller's knowledge, such costs fairly reflect Purchaser's anticipated costs of products under the Supply Agreement.

          4.5 Closing Date Inventories. The Inventories as priced by Seller will reflect Seller's actual raw material costs of all Inventories listed thereon and the tolling fee as specified in the Production and Supply Agreement referenced in Section 7.9 below. All finished goods in the final joint inventory referred to in Section 2.3 above will be salable in the ordinary course of business, and all items included in the final joint inventory will be fit for human consumption.

          4.6 Absence of Material Changes. Except (i) for the transactions contemplated by this Agreement, (ii) as set forth in the Disclosure Schedules,
(iii) as specifically disclosed on Schedule 4.6, since September 30, 2006 there has not been:

               (a) any Material Adverse Change (as hereinafter defined);

               (b) any mortgage, pledge, lien (other than those arising by operation of law) or other encumbrance or security interest created on any of the Assets, or assumed by Seller with respect to any of the Assets;

               (c) any sale, transfer, license, or other disposition of any intangible rights related to the Assets or any transfer of any tangible assets included within the Assets except for sales of finished products in the ordinary course of business;

               (d) any action taken by Seller to amend, terminate or waive any material right relating to the Assets other than in the ordinary course of business;

               (e) any transfer or grant of any material rights under any licenses, agreements, trademarks or trade names used in the production or sale of the Branded Products;

               (f) any transaction, contract or commitment relating to the Assets made or entered into other than in the ordinary course of business;

               (g) any special promotions or discounts or extended terms for payment or other sales activities not in the ordinary course of business; or


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               (h) any other event materially and adversely affecting the results of operations for the Branded Products business.

          For purposes of this Agreement, the terms "Material Adverse Change" means any effect, change, or circumstance that could reasonably be expected to be materially adverse to the earnings prospects of the Branded Products business, or the ability of Seller to consummate timely the transactions contemplated by this Agreement, but excludes any adverse circumstance, event, development, effect or change arising from or relating to (i) general business or economic conditions, (ii) national or international political or social conditions, including the engagement of the United States in hostilities, the occurrence of any military or terrorist attack on the United States or any of its territories, possessions or diplomatic, military or consular offices, installations or personnel, or (iii) financial, banking or securities markets (including any disruption thereof).

          4.7 Litigation. Except as disclosed on the Disclosure Schedules, there is no action, proceeding or investigation pending or, to the Knowledge of Seller (as defined at the end of this Section 4), threatened, nor, to the Knowledge of Seller, is there any basis therefore, which might result in any Material Adverse Change after the Closing Date, or which may materially impair Purchaser's right or ability to carry on and conduct after the Closing the Branded Products business formerly conducted by Seller or to continue sales in any state where Seller has previously sold Branded Products.

          4.8 Title. Seller has and will have on the Closing Date good and marketable title to all of the Assets, free and clear of all liens, pledges, charges or encumbrances of any nature whatsoever except as otherwise provided in the Agreement including the Disclosure Schedules.

          4.9 Contracts; Assignment. All distribution or brokerage contracts listed on Schedule 2, which will be assigned to Purchaser at Closing, are valid and effective; and, except for the provisions thereof that may restrict or prevent the assignment thereof by Seller, there is no existing default thereunder or any event which, with notice or lapse of time, or both, would constitute a default by Seller or by another party thereto.

          4.10 Claims. No liability, whether direct or contingent, has been asserted against Seller or the Assets that might have a material adverse effect on the Assets or business to be conducted by Purchaser with the Assets, except for the liabilities if any specifically identified in the Disclosure Schedules.

          4.11 Licenses and Regulations. All material governmental or agency or commission licenses, approvals, registrations and permits required in order for Seller to sell the Branded Products in the states identified pursuant to Section
4.14 below are listed in Disclosure Schedule 4.11. Seller has complied in all material respects with all rules, laws, regulations and orders which relate to the production or sale of the Branded Products, and knows of no notice or claim of violation by Seller of any applicable federal, state or local law, ordinance or regulation or judgment, order, decree or citation of any individual or administrative authority, including but not limited to safety laws or regulations, or laws or regulations relating to illegal payments, kickbacks or commercial bribery that could affect future production by Seller of the Branded Products under the Production and Supply Agreement.


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          4.12 Intellectual Property. A list of all trademarks, copyrights, service marks, trade names and registrations and applications for the foregoing owned and used by the Seller in connection with the sale of Thomas Kemper Sodas (collectively referred to as the "Owned Intellectual Property") is set forth in Exhibit A. Specifically excluded from the Owned Property is the mark for WEIZEN BERRY and any rights in the mark, which has been used on Thomas Kemper labels in the past, but which is a registered trademark of Seller, which Seller intends to continue using on its own products. Except as set forth in Disclosure Schedule 4.12, the Owned Intellectual Property is owned solely by the Seller and not subject to any license, royalty arrangement or to any liens or encumbrances. To the Knowledge of Seller, no other party has a right to use the name Thomas Kemper in connection with the sale of any other beverage product. No proceedings are pending or, to the Knowledge of Seller, threatened against Seller and no claims have been asserted against Seller in writing which challenge the validity of the ownership of any of the Owned Intellectual Property. All trademarks, copyrights, service marks and trade names which are or have been licensed from third parties and used by the Company in connection with the Branded Products business (the "Licensed Intellectual Property"), if any, are set forth on Disclosure Schedule 4.12. Except as set forth on the Disclosure Schedule, no shareholder or affiliate of Seller has any ownership interest in, or any right to receive payment for the Company's use of, any of the Owned Intellectual Property or Licensed Intellectual Property. To the Knowledge of Seller, there is no infringement of any of the Owned Intellectual Property by any other person and Seller has not received notice that there is any infringement of any of the Licensed Intellectual Property. Seller has not received notice, no, to the Knowledge of Seller, is there any reasonable basis to believe, that its production or sale of the Branded Products (a) is infringing or has infringed on any federal, state or foreign patents, trademarks or copyrights or other intellectual property rights of any other person, or (b) is misappropriating, or has misappropriated, any trade secrets of any other person.

          4.13 Liabilities. There are no liabilities or claims of any kind relating to Seller's business for which Purchaser will be responsible after the Closing except for the obligations accruing after the Closing Date under the contracts listed on Schedule 2.

          4.14 Sales by State. A complete listing of all states in which Seller has sold, directly or through one or more brokers or distributors, Branded Products during the period since January 1, 2005 is set forth on Disclosure
Schedule 4.14.

          4.15 Supply Arrangements. The list of suppliers who have supplied 90% or more of the Seller's raw materials for the Branded Products during the current year and the prior year are listed on Disclosure Schedule 4.15. Except as disclosed on such schedule, to the Knowledge of Seller, none of such supplies has indicated that they do not intend to continue the existing supplier relationship with the Seller and Seller has no reason to believe that there will be any interruption of purchased goods from any such supplier.

          4.16 Customers. The list of customers who purchased 90% or more of the Branded Products in 2005 and 2006 and the sales volume to each customer in such period are as set forth in Disclosure Schedule 4.16. Except as disclosed on such schedule, to the Knowledge of Seller, none of such customers has indicated that they do not intend to continue purchasing the Branded Products in the future.


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          For purposes of this Agreement, the term "Knowledge of Seller" means the knowledge that the executive officers of Seller, or persons employed by Seller with specific responsibility for the matter referenced in any specific warranty herein, possess or should have acquired following reasonable inquiry in the ordinary course of fulfilling their respective assigned duties and responsibilities.

     5. Representations and Warranties of Purchaser.

          Purchaser represents and warrants to Seller as follows:

          5.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

          5.2 Authority Relative to Agreement. Purchaser has requisite power to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. Purchaser has taken all action required by law or otherwise to authorize the execution, delivery and performance of this Agreement. This Agreement is the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms, subject to laws of general application relating to creditors' rights and remedies and to general principles of equity.

          5.3 Effect of Agreement. No consents or approvals are required to be obtained from any third party, except those which have been obtained, in connection with the execution and consummation of this Agreement by Purchaser. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby and thereby, will not result in the breach of any term or provision of, or constitute a default under, any provision or restriction of any note, mortgage, indenture, agreement, license or other instrument, or of any judgment, order or decree, rule or regulation of any court or administrative agency to which Purchaser is a party or by which it is bound, nor will it conflict with the provisions of the charter documents of Purchaser, nor to the best of Purchaser's knowledge, violate any statute, license or regulation of any governmental authority.

          5.4 Financing. Purchaser has sufficient financial means to fulfill its obligations under this Agreement, including its obligation to pay the Base Purchase Price under Section 2.1 and the Inventory Purchase Price under Section
2.3 if the transactions contemplated hereby are consummated.

     6. Covenants of Seller.

          6.1 Access to Information. During the period after the date hereof and until the Closing Date, Seller shall provide Purchaser and its authorized representatives full access, at reasonable times and upon reasonable notice, to all properties, books, records, contracts, documents, and leases of Seller relating to the Branded Products business, and has furnished or caused to be furnished to Purchaser and its authorized representatives all information with respect to its affairs and business as Purchaser or its authorized representative has reasonably requested.


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          6.2 Preservation of Business. During the period from the date hereof and until the Closing Date, Seller shall (unless Purchaser otherwise agrees in advance in writing):

               (a) pay its payables with respect to the Branded Products business in a manner consistent with past practice;

               (b) not incur any debt related to the Assets other than trade debt in the ordinary course of business;

               (c) use its best efforts to conduct its Branded Products business in a reasonable and prudent manner in accordance with past practices;

               (d) engage in no transaction related to the Assets out of the ordinary course of business, including without limitation undertaking any special sales promotion activities that would have the effect of increasing Seller's sales of Branded Products above normal seasonal sales and lowering Purchaser's sales of those products after the Closing; ;

               (e) except for the purchasing of raw materials, packaging materials and other supplies in the ordinary course of business, enter into no agreement or transaction related to the Assets which extends beyond the Closing Date;

               (f) use commercially reasonable efforts to preserve its existing business organization and relations with all of its customers (including retention of all current shelf space allocations), suppliers and others with whom it has a business relationship related to the Branded Products business;

               (g) not sell, dispose of or otherwise cause to be removed from the premises any of the Assets, except for finished goods which are sold in the ordinary course of business;

               (h) conduct its business in compliance with all applicable laws and regulations; and

               (i) undertake no action which would affect the normal level of its inventories prior to the Closing Date.

     7. Conditions Precedent to Purchaser's Obligations.

          Each and every obligation of Purchaser to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions precedent, any of which may be waived in writing by Purchaser:

          7.1 Closing Date Schedules. Purchaser and Seller shall have jointly prepared and delivered at the Closing Date the schedule of Inventories, and Purchaser shall have prepared and delivered any updates to the other schedules to be presented at or prior to the Closing, and all of such schedules shall be acceptable to Purchaser.


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          7.2 Inventory Value. The volume of Inventories will not exceed 120% of the case volume of inventories of Branded Products existing at month end preceding the date of execution hereof without Purchaser's express written approval.

          7.3 No Material Adverse Change. There shall have been no material adverse change in Seller's business conducted with the Assets.

          7.4 Certified Resolutions. Seller shall have supplied Purchaser with a certified copy of resolutions duly adopted by the Board of Directors of Seller approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

          7.5 Assignment of Contracts. The contracts referenced in Section 4.9 above to be assigned to Purchaser hereunder shall have been so assigned.

          7.6 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, undertaken by Seller in connection with the transactions contemplated by this Agreement, and all documents incidental thereto, shall be reasonably satisfactory in form and substance to Purchaser and its counsel, and Seller shall have made available to Purchaser for examination the originals or true and correct copies of all records and documents relating to the Branded Products business which Purchaser may reasonably request in connection with such transactions.

          7.7 No Litigation. No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency or other agency or authority which seeks or is likely to result in the restraint or prohibition of, or the obtaining of material damages or other material relief in connection with, this Agreement or the consummation of the transactions contemplated hereby.

          7.8 Regulatory Approval. Purchaser shall have obtained all regulatory approvals deemed necessary by it to conduct business with the Assets after Closing.

          7.9 Production and Supply Agreement. Seller and Purchaser shall have entered into the Exclusive Soda Production and Supply Agreement in the form attached as Exhibit B (the "Supply Agreement").

          7.10 Escrow. Purchaser and Seller shall have entered into an Escrow Agreement in the form of Exhibit C.

     8. Conditions Precedent to Seller's Obligations.

          Each and every obligation of Seller hereunder to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions, any of which may be waived in writing by Seller, precedent:

          8.1 Payment of Purchase Price. Purchaser shall have paid to Seller 90% of the Base Purchase Price, shall have paid into the Escrow Account 10% of the Base Purchase Price, and shall have paid to Seller the Inventories Purchase Price in full.


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          8.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, undertaken by Purchaser in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Seller and its counsel.

          8.3 No Litigation. No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency or other agency or authority which seeks or is likely to result in the restraint or prohibition of, or the obtaining of material damages or other material relief in connection with, this Agreement or the consummation of the transactions contemplated hereby.

          8.4 Inventory and Other Schedules. Purchaser and Seller shall have jointly completed and agreed upon the Inventories and related pricing and Purchaser shall have been presented and approved of the other schedules to be presented by Seller at or prior to the Closing.

          8.5 Production and Supply Agreement. Seller and Purchaser shall have entered into a Production and Supply Agreement in the form attached as Exhibit B.

     9. Termination of Agreement.

          9.1 Termination. This Agreement may be terminated after execution and before the Closing Date only on one of the following grounds:

               (a) By mutual written consent of Purchaser and Seller.

               (b) After written notice by either party, which notice must provide the other party reasonable opportunity to cure within 30 days of the notice, if there has in fact been a material breach of the warranties or representations given by the other party under this Agreement or a failure of any condition to a party's obligation to close.

In the event of termination by any party as above provided, prompt written notice shall be given to the other party.

          9.2 Effect of Termination; Right to Proceed. In the event that this Agreement shall be terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to any other party. Nevertheless, if any of the conditions specified in Section 7 have not been satisfied, Purchaser, in addition to any other rights which may be available to it, shall have the right to waive any of such conditions and proceed with the transactions contemplated hereby, and if any of the conditions specified in Section 8 have not been satisfied, Seller, in addition to any other rights which may be available to it, shall have the right to waive any of such conditions and proceed with the transactions contemplated hereby.

          9.3 Return of Seller's Documents in Event of Termination. In the event of the termination of this Agreement for any reason, Purchaser shall certify to Seller destruction of all documents, work papers, and other material obtained from Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof.


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     10. Brokerage; Publicity.

          10.1 Brokerage. Seller agrees to indemnify Purchaser for and hold it harmless from any claim for brokers' or finders' fees or compensation in connection with the transactions herein provided for by any person, firm or corporation claiming such a right because engaged by Seller. Purchaser represents and warrants to Seller that it has not engaged the services of any broker or finder in connection with this Agreement or the transactions contemplated herein and agrees to indemnify Seller for and hold it harmless from any claims for brokers' or finders' fees or compensation in connection with the transactions herein provided for by any person, firm or corporation claiming such a right because engaged by Purchaser.

          10.2 Publicity. The parties agree to cooperate with each other in preparing and distributing any announcements to the trade and any other publicity regarding this Agreement. No party will release information (except as may be required by law), including any filings required under the rules and regulations of the Securities and Exchange Commission) or publicity to the media regarding this transaction without first obtaining the consent of the other party.

     11. Indemnification.

          11.1 Seller's Indemnification Liability. Seller shall indemnify Purchaser for and hold it harmless from any of the following (all hereinafter referred to as "Damages"):

               (a) all obligations and/or liabilities of Seller arising out of or in connection with the operation of the Branded Products business prior to the Closing Date, whether accrued, absolute, fixed, contingent or otherwise other than the Assumed Liabilities and obligations under the Assumed Contracts arising after the Closing Date;

               (b) any and all costs, expenses, damages or deficiencies resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or obligation on the part of Seller under this Agreement;

               (c) any losses or damages resulting from warranty or product liability, tort or similar liability or claims which relate to any products sold by Seller on or before the Closing Date, or from any Inventory purchased hereunder and sold by Purchaser in the ordinary course of business after the Closing Date; and

               (d) all reasonable costs and expenses (including reasonable attorney fees) incurred in connection with any action, suit, proceeding, demand, assessment or judgment incident to any matters indemnified against in this
Section 11.1 and in any appeal therefrom.

          Seller shall have no liability under this Section 11.1 unless and until the aggregate amount of Damages for which indemnification claims are made by Purchaser exceed $30,000 and then only for the amount of Damages in excess thereof, or (ii) in excess of the Base Purchase Price plus the Inventory Purchase Price. Any payments by Seller pursuant to this Section 11.1 shall be deemed to be an adjustment to the aggregate purchase price for tax purposes.

Notwithstanding the foregoing, this paragraph shall not apply to Seller's indemnity obligations under subpart (c) above.

          11.2 Purchaser's Indemnification Liability. Purchaser shall indemnify Seller for and hold it harmless from any of the following (all hereinafter referred to as "Damages"):

               (a) all obligations and/or liabilities of Purchaser arising out of or in connection with the operation of the business conducted by Purchaser with the purchased assets after the Closing Date;

               (b) any and all costs, expenses, damages or deficiencies resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or obligation on the part of Purchaser under this Agreement;

               (c) the Assumed Liabilities and any liabilities or claims under the Assumed Contracts, except to the extent that such liabilities relate to Seller's conduct of the Branded Products business prior to the Closing Date;

               (d) all reasonable costs and expenses (including reasonable attorney fees) incurred in connection with any action, suit, proceeding, demand, assessment or judgment incident to any matters indemnified against in this
Section 11.2 and in any appeal therefrom; and

               (e) any liability or cost (excluding all liabilities related to product charges and credits for all periods prior to the Closing Date) under that certain Distributor Agreement dated August 31, 1995 between the Thomas Kemper Soda Company and Columbia Distributing Company (including, without limitation, Section 12.3(b) thereunder) arising after the date of this Agreement.

          11.3 Claims Procedure. Indemnification hereunder shall be subject to the condition that the indemnified party shall give prompt written notice to any party or person potentially liable as an indemnifying party (referred to in this Section 11.3 as an Indemnitor) of any claim for Damages which has arisen or been asserted.

          If the indemnified party shall incur any Damages or determine that as a result of any claim it is likely to incur any Damages and shall consider that it is entitled to be indemnified against such Damages, the indemnified party shall promptly deliver to the Indemnitor a notice which shall specify in reasonable detail each individual item of Damage, the date such item was paid or properly accrued, the basis for any anticipated liability, the nature of the misrepresentation, breach of warranty or breach of covenant to which such item is related (if applicable) and, if then determinable, the computation of the amount of the indemnification claim hereunder. The failure to give prompt notice will not discharge the indemnification obligation of the Indemnitor except to the extent of actual prejudice suffered as a direct result of any delay in notice.

          If the notice states that a claim has been made by a third party, the Indemnitor may, at its option (and at its expense), assume the defense of such claim. If the Indemnitor does not assume the defense of such claim, the Indemnitor shall nevertheless promptly pay the indemnified party's reasonable attorney' fees and other legal costs for any valid indemnification claim as such costs are incurred, upon presentation of invoices or bills therefor. The Indemnitor shall not be liable to indemnify for any settlement of any such claim the defense of which has been formally accepted by the Indemnitor if the settlement is effected by the indemnified party without its consent, but if settled with such written consent, or if there be a final judgment for the plaintiff in any such action, the Indemnitor shall indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Any defense of a claim accepted by the Indemnitor shall be conducted by counsel of good standing reasonably satisfactory to the indemnified party, and at the expense of the Indemnitor, except that if any proceeding involves both claims against which indemnity is granted hereunder and other claims for which indemnification is not granted hereunder, the expenses of defending against such claims shall be borne in proportion to the respective dollar amounts of such claims, excluding any punitive damages in determining such proportion. The indemnified party shall make available to the Indemnitor and its attorneys and accountants all books and records of the indemnified party relating to any claim, and the parties agree to render to each other such assistance as may reasonably be requested to insure the proper and adequate defense of any such claim. The indemnified party may be a participant in the defense of any claim at its own expense.

          In case the Indemnitor shall object to the indemnification in respect of any claim or claims specified in the notice from the indemnified party, the Indemnitor shall, within 30 days after receipt, deliver to the indemnified party a written notice to such effect, which notice will specify with respect to each individual item of Damage claimed hereunder the amount, if any, that the Indemnitor admits the indemnified party is entitled to indemnification. The indemnified party and Indemnitor shall, within such 30-day period beginning on the date of receipt of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnitor shall have so objected. If agreement can be reached on their respective rights with respect to such claims, they shall promptly prepare and sign a memorandum setting forth such agreement.

          Claims for indemnity to which the Indemnitor does not object in writing within 30 days after receipt of the indemnified party's notice, those parts of a claim which are not disputed by the Indemnitor, and claims covered by a memorandum of agreement of the nature described in this Section 11 shall constitute Agreed Claims. No waiver of an indemnified party's right to pursue a claim for indemnification hereunder shall be inferred by reason of the failure of the parties to agree that the claim constitutes an Agreed Claim.

          At Seller's option, Seller may offset any amounts owed by Seller under
Section 4.9 of the Supply Agreement against any costs incurred for which it is entitled to indemnification under Section 11.2(e) hereof.

     12. Other Provisions.

          12.1 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, Purchaser and Seller shall each pay their own expenses in connection with the transactions contemplated by this Agreement, including the fees and expenses of their respective counsel and accountants.

          12.2 Litigation Expenses. In the event of any litigation to enforce or declare any of the provisions of this Agreement, the substantially prevailing party will be entitled to collect all costs and expenses incurred in the litigation, including reasonable attorney fees whether incurred at the pretrial, trial or appellate stage of the proceeding, from the other party. No litigation may be initiated by either party in connection with any claim or dispute arising hereunder until the matter shall first have been submitted to mediation in which both parties personally appear and participate in the mediation process. If the parties cannot mutually otherwise agree on the procedures for the mediation and the mediator, the mediation shall be conducted by a mediator selected from among persons who are qualified as mediators with the alternative dispute resolution entity JAMS, to be selected by the parties pursuant to the selection procedures of such service, and the mediation shall be conducted in such fashion as the mediator may determine. Each party shall bear its own costs in the mediation, and shall share equally in payment of the mediator's fee.

          12.3 Assumption of Liabilities. The parties hereto agree that Purchaser is assuming absolutely no liabilities of Seller except as specifically set forth in this Agreement, nor is Purchaser assuming any liability under any contract with regard to the Assets being purchased hereunder except those agreed to in writing by Purchaser. Specifically, Purchaser assumes no liability with respect to any outstanding warranties of Seller, express or implied, or product liability for all prior sales.

          12.4 Representation and Warranties. No representation, covenant or warranty made by Seller or Purchaser in this Agreement or in any exhibit hereto or agreement contemplated hereby contains or will contain on the execution date or the Closing Date any untrue statement of a material fact or omit or will fail to state material facts necessary to make any statement made not misleading.

          12.5 Nature and Survival of Representations. All statements by the parties hereto contained in this Agreement and in any Disclosure Schedule, certificate, instrument or document delivered by or on behalf of any of the parties pursuant to this Agreement, shall be deemed representations and warranties. Representations and warranties made by the parties, each to the other in this Agreement or pursuant hereto, shall generally survive for a period of one year subsequent to the Closing Date, with the exception of Seller's representation set forth in Section 4.12 which shall survive for the statute of limitations period with respect to contracts.

          12.6 Entire Agreement. This Agreement, together with the Exhibits and Disclosure Schedules delivered pursuant to this Agreement, sets forth the entire agreement and understanding between the parties as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them, and each party releases the other from all claims associated with all such prior understandings, discussions or agreements. No party shall be bound by any condition, definition, warranty, or representation, other than as expressly set forth or provided for in this Agreement (including the Exhibits and Disclosure Schedules), or as may be, on or subsequent to the date hereof, set forth in writing and signed by the party to be bound thereby. This Agreement may not be changed or modified, except by agreement in writing, signed by all of the parties hereto.

          12.7 Parties in Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors in interest of the respective parties hereto. Nothing contained herein, express or implied, is intended nor shall be construed to confer or give any person, firm or corporation other than the parties hereto, any rights or remedies under or by reason of this Agreement.

          12.8 Notices. All notices or other communications which are required or permitted hereunder shall be sufficient if delivered personally or by registered or certified mail, postage prepaid, as follows:

          If to Purchaser:   The Kemper Company
                             Attn: William J. Germano
                             P.O. Box 820114
                             Portland, OR 97282

          With a copy to:    Ronald L. Greenman
                             Tonkon Torp LLP
                             1600 Pioneer Tower
                             888 SW Fifth Avenue
                             Portland, OR 97204

          If to Seller:      Pyramid Breweries Inc.
                             Attn: President
                             91 South Royal Brougham Way
                             Seattle, WA 98134

          With a copy to:    Eric DeJong
                             Perkins Coie LLP
                             1201 Third Avenue, Suite 4800
                             Seattle, WA 98101

Any party may, by written notice to the other, change its address for purposes of this Agreement.

          12.9 Waiver. Waiver by any party of the strict performance of any of the provisions of this Agreement shall not be construed as a waiver of or prejudice that party's right to subsequently require strict performance of the same or any other provision of this Agreement.

          12.10 Section Headings. The headings of the sections of this Agreement are for the convenience of the parties only and shall not be construed as affecting the terms of this Agreement or be used in the interpretation of the terms of this Agreement.

          12.11 Counterparts. This Agreement may be executed in counterparts; when each party has signed at least one counterpart, the Agreement shall be fully binding. Each counterpart shall be considered an original, and all of them, taken together, shall constitute a single Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Assets Purchase Agreement to be executed as of the date set forth above.

                                        Seller: PYRAMID BREWERIES INC.


                                        By /s/ Scott Barnum
                                           -------------------------------------
                                           Scott Barnum, Chief Executive
                                           Officer and President


                                        Purchaser: THE KEMPER COMPANY


                                        By /s/ William J. Germano
                                           -------------------------------------
                                           William J. Germano
                                           President

                                                                       Exhibit A

                                                                           Marks







A copy of the exhibit shall be furnished to the Securities and Exchange Commission upon request.

                                                                       Exhibit B

                                  Exclusive Soda Production and Supply Agreement






A copy of the exhibit shall be furnished to the Securities and Exchange Commission upon request.

                                                                       Exhibit C

                                                                Escrow Agreement



A copy of the exhibit shall be furnished to the Securities and Exchange Commission upon request.